Exhibit 99.1

Horizon Technology Finance Mourns the Passing of

Board Member Christopher B. Woodward

FARMINGTON, Conn., August 4, 2015 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (“Horizon”), is saddened to announce that Christopher B. Woodward, an original member of Horizon’s Board of Directors, has passed away at the age of 66. Mr. Woodward, who served as the lead independent director of the Company, passed away on July 30, 2015.

“All of us at Horizon are deeply saddened to share the news of the sudden and untimely passing of our beloved friend and director Chris,” stated Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We will greatly miss Chris’ guidance, advice and friendship. Our thoughts and prayers are with his wife, Susan, his three sons and all those that he touched in his very active life.”

With more than 35 years of business experience, Mr. Woodward was a private investor and corporate finance-business advisor. He most recently held several domestic and global management positions as a Director and Deputy Chief Executive Officer with Canterbury of New Zealand from 2000 through 2009. Mr. Woodward was also a member of Starwood Waypoint Residential Trust’s (NYSE: SWAY) Board of Directors.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California, and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com